Exhibit 17.1

Subsidiary Guarantors and Issuers of Guaranteed Securities

Each of the following securities issued by Shell International Finance B.V., a wholly owned subsidiary of Shell plc, is unconditionally and fully guaranteed by Shell plc:

$1,250,000,000	2% Guaranteed Notes due 2024
$2,750,000,000	3.25% Guaranteed Notes due 2025
$1,000,000,000	2.5% Guaranteed Notes due 2026
$1,750,000,000	2.875% Guaranteed Notes due 2026
$1,500,000,000	3.875% Guaranteed Notes due 2028
$1,500,000,000	2.375% Guaranteed Notes due 2029
$1,750,000,000	2.75% Guaranteed Notes due 2030
$1,500,000,000	4.125% Guaranteed Notes due 2035
$2,750,000,000	6.375% Guaranteed Notes due 2038
$1,000,000,000	5.5% Guaranteed Notes due 2040
$500,000,000	2.875% Guaranteed Notes due 2041
$500,000,000	3.625% Guaranteed Notes due 2042
$1,250,000,000	4.55% Guaranteed Notes due 2043
$3,000,000,000	4.375% Guaranteed Notes due 2045
$1,250,000,000	3.75% Guaranteed Notes due 2046
$2,250,000,000	4.00% Guaranteed Notes due 2046
$1,250,000,000	3.125% Guaranteed Notes due 2049
$2,000,000,000	3.25% Guaranteed Notes due 2050
$1,000,000,000	3.00% Guaranteed Notes due 2051